Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Chris Watson KVH Industries 401-845-8138 cwatson@kvh.com

KVH mini-VSAT Network Live in Indian Ocean; Maritime Satcom Network Now Spans Globe

KVH mini-VSAT Broadband maritime Ku-band VSAT network now encircles the globe, supporting seamless worldwide operations for commercial and leisure vessels

MIDDLETOWN, RI – April 20, 2010 – September 2007 marked the beginning of a remarkable evolution in maritime satellite communications as KVH Industries, Inc., (Nasdaq: KVHI), together with its partner, ViaSat Inc., (Nasdaq: VSAT) launched the mini-VSAT Broadbandsm service. Relying on KVH’s breakthrough 24-inch (60 cm) TracPhone® V7 satellite communications antenna and ViaSat’s ArcLight® spread spectrum technology, mini-VSAT Broadband represented a radical reduction in the size and cost for maritime communications as well as the first fully integrated VSAT hardware and service solution for mariners. With today’s announcement that service is now online in the Indian Ocean, Guam, and the waters north of Australia via the JCSAT-85 satellite, the mini-VSAT Broadband network now encircles the globe and provides uninterrupted service and coverage for vessels as well as network coverage to the ViaSat Yonder® in-flight broadband network for business and commercial aircraft.

“Vessels can now circumnavigate the globe and never leave our multi-megabit broadband service. The mini-VSAT Broadband service was planned as a global network from its inception when KVH and ViaSat entered into a multi-year agreement designed to revolutionize broadband service for the maritime market,” explained Martin Kits van Heyningen, KVH’s chief executive officer. “Following the activation of the Indian Ocean Region, I am proud to say that we offer a seamless, robust worldwide Ku-band network, unlike other maritime VSAT networks that claim global coverage even though they don’t have any significant satellite capacity leased in all regions. It is also worth noting that our Indian Ocean coverage is unique, extending well south of the Equator while other VSAT services in the region simply hug the Indian coastline.”

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Don Buchman, director for ViaSat Mobile Broadband Systems, said, “Coverage is a key element in providing this improved level of service to mobile customers, so it is very satisfying to see the global ArcLight network become fully operational. The great distribution and customer support of KVH, along with the new combination of technologies and services provided by both companies, has enabled a much better broadband service for the maritime community.”

The Indian Ocean Region is the second network expansion supported through KVH’s arrangement with Sky Perfect JSAT, which is also supporting service in Japanese and Asian waters while selling the KVH mini-VSAT Broadband service to Japanese flagged vessels under its new “Ocean Broadband” branded service.

The mini-VSAT Broadband service, along with the KVH TracPhone V7 antenna, comprise the first FCC-approved 24-inch VSAT antenna, service, and support package available for maritime communications. The network’s ArcLight technology is delivered via ten satellite transponders providing service on a global basis. Each satellite is connected to one of KVH’s eight secure earth stations around the globe. ViaSat’s ArcLight spread spectrum technology was originally developed for military applications in which fast, reliable data connections in all weather conditions are critical. This common architecture makes global integration with a shipping company’s IT infrastructure simple while also assuring automatic switching between satellites as a vessel transits between regions. The resulting seamless network offers voice service and Internet access as fast as 512 Kbps (upload) and 2 Mbps (download) with significant cost savings compared to competing services.

“The mini-VSAT Broadband network is the world’s fastest growing maritime broadband service thanks to our combination of spread spectrum technology, affordable broadband capacity, commercial-grade compact antenna technology, and our end-to-end service and support,” remarked Brent C. Bruun, KVH’s vice president of satellite sales and business development. “Right now, hundreds of customers are online simultaneously around the globe, including the U.S. Navy, the U.S. Coast Guard, Nordic Tankers (formerly Clipper Tankers), and Mowinckel Ship Management, to name a few. These and our hundreds of other subscribers are supported by the world’s leading marine electronics providers, including our own expert dealers as well as other market leaders like Thrane & Thrane and JRC.”

Visit http://www.minivsat.com for additional details regarding the TracPhone V7 and mini-VSAT Broadband service and coverage as well as case studies of customers who have successfully solved critical maritime communications challenges thanks to the compact and affordable mini-VSAT Broadband solution.

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Note to Editors: High-resolution, press-ready images are available at http://press.kvh.com for download and editorial use.

About KVH Industries, Inc.

Middletown, RI-based KVH Industries, Inc., and its wholly owned subsidiaries, KVH Europe A/S and KVH Singapore, are leading providers of in-motion satellite TV and communications systems, having designed, manufactured, and sold more than 150,000 mobile satellite antennas for applications on vessels, vehicles, and aircraft. KVH’s mission is to connect mobile customers around the globe with the same high-quality digital television entertainment, communications, and Internet services that they enjoy in their homes and offices.

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements include, for example, the service rollout plans, the functionality, characteristics, quality and performance of KVH’s products and technology; anticipated innovation and product development; and customer demand, preferences, requirements and expectations. The actual results could differ materially. Factors that may cause such differences include, among others, the successful launch and deployment of new satellites; uncertainty about the scope of customer demand; the potential inability to secure the licenses necessary for the network; risks associated with the delivery or performance of critical hardware; future decisions about the expected profitability of additional satellite regions; changes in the costs and capabilities of competing offerings; and those other risk factors discussed in KVH’s most recent Form 10-K filed with the SEC. KVH does not assume any obligation to update its forward-looking statements to reflect new information or developments.

KVH and TracPhone are registered trademarks of KVH Industries. “mini-VSAT Broadband” is a service mark of KVH Industries. All other trademarks are the property of their respective companies.

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